EXHIBIT 4.2 FORM OF WARRANT AGREEMENT

NUMBER                                 WARRANTS

ELITE PHARMACEUTICALS, INC.

COMMON STOCK PURCHASE WARRANTS

CUSIP 28659T  127

THIS CERTIFIES THAT _______________ IS THE OWNER OF ___________

OR REGISTERED ASSIGNS, IS ENTITLED TO PURCHASE ONE FULLY PAID AND NONASSESSABLE SHARE OF ELITE PHARMACEUTICALS, INC., A DELAWARE CORPORATION (HEREIN CALLED THE COMPANY) FOR EACH WARRANT EVIDENCED BY THIS CERTIFICATE FOR $6.00 PER SHARE DURING THE PERIOD COMMENCING UPON THE FIRST DAY THAT THE COMMON STOCK TRADES AND EXPIRING NOVEMBER 30, 2002, UPON ITS SURRENDER, AND PAYMENT OF THE PURCHASE PRICE AT THE AGENTS OFFICE, 201 BLOOMFIELD AVE., VERONA, NEW JERSEY 07044 SUBJECT TO THE FOLLOWING CONDITIONS: 1. THE EXERCISE PRICE IS PAYABLE IN CASH, CERTIFIED CHECK OR BANK DRAFT; 2. ADJUSTMENTS IN THE EXERCISE PRICE OR NUMBER OF SHARES ISSUABLE WILL BE MADE FOR STOCK SPLITS, RECAPITALIZATION, MERGER, CONSOLIDATION OR OTHER EVENT AFFECTING WARRANT HOLDERS INTEREST, ADJUSTMENTS FOR THE STATED EVENT WILL MAINTAIN THE WARRANT HOLDER'S SAME RELATIVE POSITION TO THE COMPANY AS EXISTED PRIOR TO EXERCISE. 3. WARRANT EXERCISE REQUIRES APPROPRIATE COMPLETION OF THE "ELECTION TO PURCHASE" PRINTED ON THE BACK OF THIS CERTIFICATE, IF THE EXERCISED SHARES ARE LESS THAN THE TOTAL NUMBER OF WARRANTS ON THE BACK OF THIS CERTIFICATE, IF THE EXERCISED SHARES ARE LESS THAN THE TOTAL NUMBER OF WARRANTS CONTAINED IN THIS CERTIFICATES, THE HOLDER WILL BE ISSUED A NEW CERTIFICATE GIVING CREDIT FOR THE UNEXERCISED WARRANTS. 4. NO FRACTIONAL SHARS WILL BE ISSUED UPON EXERCISE. THE COMPANY WILL PAY HOLDERS THE PROPORATIONATE PURCHASE PRICE FOR ANY FRACTIONAL SHARES ARISING THROUGH ADDJUSTMENTS. 5. THIS CERTIFICATE CONTAINS ALL THE WARRANT AND RIGHTS OF THE WARRANT HOLDERS. 6. THE HOLDER OR HIS AUTHORIZED AGENT IS ENTITLED OT EXCHANGE THIS CERTIFICATE FOR NEW. 7. HOLDERS CAN REGISTER OR TRANSFER CERTIFICATES AT THE WARRANT AGENT'S PRINCIPAL OFFICE AFTER PAYMENT OF FEES AND APPLICABLE TAXES. NEW CERTIFICATES WILL BE EQUIVALENT TO THE OLD AND TOTALING THE WARRANTS ISSUED TO THE HOLDER OR HIS TRANSFEREE IN EXCHANGE FOR THE OLD, AND CONTAINING THE SAME TERMS AND WARRANT AMOUNTS. 8. PRIOR TO PRESENTMENT FOR REGISTRATION OR TRANSFER, THE COMPANY AND WARRANT AGENT MAY TREAT THE REGISTERED WARRANT HOLDER AS THE ABSOLUTE OWNER OF THIS CERTIFICATE FOR EXERCISE, TRANSFER OR ANY OTHER PURPOSE AND NEITHER THE COMPANY NOR THE WARRANT AGENT SHALL BE AFFECTED BY ANY NOTICE IN WRITING TO THE CONTRARY. 9. IF THIS CERTIFICATE IS SURRENDERED FOR WARRANT EXERCISE WHILE THE COMPANY'S TRANSFER BOOKS ARE CLOSED, SHARE CERTIFICATES WILL NOT BE ISSUED UNTIL THE BOOKS ARE REOPENED FOR TRANSFER. 10. THIS WARRANT IS NOT EXERCISABLE BEYOND THE EXPIRATION DATE SHOWN ABOVE UNLESS EXTENDED IN WRITING BY THE COMPANY. FAILURE TO EXERCISE SOME OR ALL WARRANTS WITHIN THE TIME PERIOD VOIDS THEM.

DATED:________ ELITE PHARMACEUTICALS, INC.

SECRETARY

PRESIDENT

COUNTERSIGNED

JERSEY TRANSFER AND TRUST CO. 201 BLOOMFIELD AVE.
(P.O. BOX 36) VERONA, NJ 07044 TRANSFER AGENT

 AUTHORIZED SIGNATURE